Exhibit 10.15

Isola Group

December 5, 2011

Re:                             Amendments to Restated Employment Agreement

Dear Tarun:

The purpose of this letter is to set forth certain corrections to the Restated Employment Agreement between you and Isola USA Corp. (the “Company”), dated October 1, 2004 (the “Original Agreement”), that are intended to conform the Original Agreement to the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) or exemptions therefrom.  Please indicate your agreement to these corrections by signing and dating the enclosed copy of this letter and returning it to me.

The first paragraph of Section 3 of the Original Agreement is replaced in its entirety by the following:

3.                                       Severance

If the Executive exercises his at-will prerogative to terminate this Restated Employment Agreement at any time for any reason, he shall receive his Base Salary through the date of termination but not be entitled to severance pay. If the Company exercises its at-will prerogative to terminate this Restated Employment Agreement at any time for any reason, the Executive will be eligible to receive severance pay equal to the Executive’s base salary, less lawfully-required withholdings, for a period of up to twelve (12) months (the “Severance Period”).  Such severance will be paid in installments in accordance with the Company’s normal payroll practices beginning on the first regular payroll date occurring after the date on which the Release (as defined below) becomes effective and no later than the ninetieth (90th) day following the Executive’s employment termination date, provided that if such ninety (90) day period spans two calendar years, the installment payments shall begin in the second such calendar year.  The initial payment of severance will include a catch-up payment consisting of the installments that otherwise would have been paid on the regular payroll dates occurring between the employment termination date and such initial payment date.  Receipt of such severance pay is contingent upon the Executive returning all Company property and executing the Company’s Full Waiver and Release Agreement (the “Release”) so that it becomes effective in accordance with its terms on or before the sixtieth (60th) day following the Executive’s employment termination date.

Section 4 of the Original Agreement is replaced in its entirety by the following:

4.                                       Continued Medical Coverage

If the Executive exercises his at-will prerogative to terminate this Restated Employment Agreement at any time for any reason, he shall be eligible to continue his current health insurance coverage pursuant to the terms of COBRA.  If the Company exercises its at-will prerogative to terminate this Restated Employment Agreement at any time for any reason, the Executive will be eligible to receive to receive the Company’s medical and dental plans.  The Executive will be required to pay his normal contribution rate during the Severance Period.  These benefits will be secondary and supplement to any like benefits provided by another company

The following is added as a new Section 13 of the Original Agreement:

13.                                 Section 409A.

(a)                                  The intent of the parties is that payments and benefits under this Restated Employment Agreement comply with Section 409A of the Internal Revenue Code (the “Code”) and the regulations and guidance promulgated thereunder (“Section 409A”), except to the extent exempt as short-term deferrals or otherwise, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  The Company may reform any provision of this Restated Employment Agreement to the extent reasonably necessary to comply with Section 409A.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Restated Employment Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Restated Employment Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h) (or any successor provision).  Solely for purposes of this Section 13(b), “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Section 3 as applicable:

(i)                                     Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409; and

(ii)                                  If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is subject to this Section 13 (whether under this Restated Employment Agreement, any other plan, program, payroll practice or any equity grant) and is due upon or as a result of the Executive’s separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409 A, until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”) and this Restated Employment Agreement and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly.  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following expiration of the Delay Period, and any remaining payments and benefits due under this Restated Employment Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)                                  All reimbursements and in-kind benefits provided under this Restated Employment Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.  All expenses or other reimbursements paid pursuant herewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax.  With regard to any provision herein that provides far reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

(d)                                 Whenever a payment under this Restated Employment Agreement specifies a payment period with reference to a number of days (e.g. “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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All other provisions of the Restated Employment Agreement will remain unchanged and in full force and effect.

Sincerely,

ISOLA USA CORP.

By:	/s/ Raymond P. Sharpe
Raymond P. Sharpe
President and Chief Executive Officer

I agree to the foregoing amendments to my Original Agreement.

/s/ Tarun Amla	Date:	December 29, 2011
Tarun Amla